Exhibit 10.22

21Vianet Group, Inc.

Share Subscription Agreement

December 31, 2010

1	Sunrise Corporate Holding Ltd. (the “Subscriber”) hereby subscribes for 2,482,609 Ordinary Shares, par value US$0.0001 per share of (the “Shares”) in 21Vianet Group, Inc., an exempted company incorporated with limited liability under the laws of the Cayman Islands (the “Company”), on the terms and conditions set out herein and as set forth in the Company’s current Articles of Association (the “Articles”) and hereby acknowledges that it has reviewed and accepted the terms and conditions of issue of the Shares as set out in the Articles.

2	The Shares will be allotted and issued as fully paid at issue price of US$0.0001 per share. The Subscriber hereby agrees to pay to the Company US$0.0001 per share for the Shares, such amount to be paid to the Company’s account within three business days after the date hereof.

3	The Shares, on issue, will be registered by the Company in its Register of Members in the name of the Subscriber or as the Subscriber directs.

4	This Subscription Agreement shall be governed by, and shall be construed in accordance with the laws of the Cayman Islands.

5	This Subscription Agreement may be executed in any number of counterparts each of which when executed and delivered shall constitute an original and all such counterparts together constituting but one and the same agreement.

6	The Subscriber irrevocably agrees for the exclusive benefit of the Company that the courts of the Cayman Islands shall have jurisdiction to hear and determine any suit, action or proceeding and to settle any dispute which may arise out of or in connection with this Subscription Agreement and for such purposes irrevocably submits to the jurisdiction of such courts.

IN WITNESS WHEREOF, the Subscriber and the Company have executed this Subscription Agreement as of the date first written above.

21Vianet Group, Inc.

Acting by:	/s/ Sheng Chen
Director

Sunrise Corporate Holding Ltd.

Acting by:	/s/ Sheng Chen

2